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                                                                   Exhibit 4.2

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                        6.08% SERIES C PREFERENCE SHARES
                                       OF
                           RENAISSANCERE HOLDINGS LTD.

         The 6.08% Series C Preference Shares shall have the designation, preferences and rights, and shall be subject to the restrictions, as hereinafter appearing:

         Section 1. Designation and Amount. There shall be a series of Preference Shares of the Company which shall be designated as "6.08% Series C Preference Shares," par value $1.00 per share (hereinafter called "Series C Preference Shares"), and the number of shares constituting such series shall be 10,000,000. Such number of shares may be increased or decreased at any time and from time to time by resolution of the Company's Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Preference Shares to a number less than that of the Series C Preference Shares then outstanding plus the number of shares of Series C Preference Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

         Section 2. Definitions. For purposes of the Series C Preference Shares, the following terms shall have the meanings indicated:

                  "Board" shall mean the Board of Directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series C Preference Shares.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Hamilton, Bermuda, or New York, New York are not required to be open.

                  "Call Date" shall mean any date which the Company establishes for the redemption of Series C Preference Shares, which date must be specified in the notice mailed to holders of the Series C Preference Shares pursuant to Section 5(f) hereof.

                  "Common Shares" shall mean the common shares of the Company, par value $1.00 per share.

                  "Company" shall mean RenaissanceRe Holdings Ltd.

                  "Dividend Payment Date" shall mean the first day of March, June, September and December in each year, commencing on June 1, 2004; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately after such Dividend Payment Date.

                  "Dividend Periods" shall mean quarterly dividend periods commencing on March 1, June 1, September 1 and December 1 of each year and ending on and including the day

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         preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include May 31, 2004, and other than the Dividend Period during which any Series C Preference Shares shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Call Date with respect to the Series C Preference Shares being redeemed).

                  "Dollars" or "$" shall mean U.S. Dollars.

                  "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of the Company now or hereafter issued and outstanding over which the Series C Preference Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

                  "Issue Date" shall mean the first date on which the Series C Preference Shares are issued and sold.

                  "Junior Shares" shall mean the Common Shares and any other class or series of shares of the Company now or hereafter issued and outstanding over which the Series C Preference Shares have preference or priority in either (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

                  "Parity Shares" shall mean any class or series of shares of the Company now or hereafter issued and outstanding (including the 8.10% Series A Preference Shares and the 7.30% Series B Preference Shares) which ranks on a parity with the Series C Preference Shares as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series C Preference Shares, if the holders of such class or series and the Series C Preference Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

                  "Person" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "redemption" shall mean a purchase of Series C Preference Shares pursuant to Section 42A of the Companies Act 1981 of Bermuda, and the terms "redeem" and redeemable" shall be interpreted accordingly.

                  "Register of Members" shall mean the Register of Members of the Company.

                  "Series C Preference Shares" shall have the meaning set forth in Section 1 hereof.

                  "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting

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         or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board, the allocation of funds to be so paid on any class or series of the Company's shares; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of the Company ranking on a parity with the Series C Preference Shares as to the payment of dividends or other distributions are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preference Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

                  "Transfer Agent" shall mean Mellon Investor Services, LLC, or such other agent or agents of the Company as may be designated by the Board or its designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preference Shares.

         Section 3.        Dividends.

                  (a) The holders of Series C Preference Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.08% of the liquidation preference per annum (equivalent to $1.52 per share), except as provided in Section 3(b) hereof. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends shall be declared. Such dividends shall be payable quarterly, when, as and if declared by the Board, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable to the holders of record of Series C Preference Shares as they appear in the Register of Members at the close of business on the applicable record date, which shall be one day prior to the applicable Dividend Payment Date as long as all of the Series C Preference Shares are in book-entry form and, if all of the Series C Preference Shares are not in book-entry form, shall be 15 days prior to the applicable Dividend Payment Date. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 15 nor more than 60 days preceding the payment date thereof, as may be fixed by the Board. Any dividend payment made on Series C Preference Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series C Preference Shares which remains payable.

                  (b) The holders of Series C Preference Shares shall be entitled to receive, when, as and if declared by the Board, a dividend for the initial Dividend Period from the Issue Date until May 31, 2004. The amount of dividends payable for the portion of such period from the Issue Date until May 31, 2004, and for any other period shorter than a full quarterly Dividend Period, on the Series C Preference Shares shall be computed on the basis of a 360-day year of twelve 30-day months. Holders of Series C Preference Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series C Preference Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preference Shares that may be in arrears.

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                  (c)      So long as any Series C Preference Shares are
outstanding, no dividends or other distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preference Shares for all Dividend Periods terminating on or prior to the dividend payment date in respect of the dividend or other distribution on such class or series of Parity Shares. When dividends on the Series C Preference Shares are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series C Preference Shares and all dividends declared upon any class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preference Shares and accumulated and unpaid on such Parity Shares.

                  (d) So long as any Series C Preference Shares are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series C Preference Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series C Preference Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are set apart for the payment of the dividends for the current Dividend Period with respect to the Series C Preference Shares and the current dividend period with respect to such Parity Shares.

                  (e) No dividends on Series C Preference Shares shall be declared by the Board or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart shall be restricted or prohibited by law.

         Section 4.        Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any dividend payment or distribution of the assets of the Company (whether capital or surplus) shall be made or set apart for payment to the holders of Junior Shares, the holders of the Series C Preference Shares shall be entitled to receive from the Company's assets legally available for distribution to shareholders $25.00 per Series C Preference Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date fixed for distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up

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of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preference Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preference Shares and any such Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preference Shares and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation, amalgamation or merger of the Company with one or more corporations or other entities, (ii) a sale, lease or conveyance of all or substantially all of the shares of capital stock or the property or business of the Company or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

                  (b) Subject to the rights of the holders of shares of any series or class or classes of shares of the Company's stock ranking on a parity with or prior to the Series C Preference Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series C Preference Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, according to their respective numbers of shares, and the holders of the Series C Preference Shares shall not be entitled to share therein.

         Section 5.        Redemption at the Option of the Company.

                  (a) Subject to Section 5(d) hereof, the Series C Preference Shares shall not be redeemable by the Company prior to the fifth anniversary of the Issue Date. On or after the fifth anniversary of the Issue Date, the Company, at its option, may redeem the Series C Preference Shares, in whole at any time or from time to time in part, for cash at a redemption price of $25.00 per Series C Preference Share, plus any amounts payable pursuant to
Section 5(b) hereof.

                  (b) Upon any redemption of Series C Preference Shares pursuant to this Section 5, the Company shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preference Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preference Shares called for redemption.

                  (c) Unless full cumulative dividends on the Series C Preference Shares and any class or series of Parity Shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period (including such dividend periods on any Parity Shares), the Series C Preference Shares and any Parity Shares may not be redeemed under this Section 5 in part and the Company may not purchase or acquire Series C Preference Shares or any Parity Shares, otherwise than pursuant to a purchase or exchange offer made in writing to all holders of Series

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C Preference Shares and Parity Shares upon such terms as the Board in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, will determine (which determination will be final and conclusive) will result in fair and equitable treatment among the respective classes or series.

                  (d) At any time prior to the fifth anniversary of the Issue Date, if the Company shall have submitted to the holders of its Common Shares a proposal for amalgamation or shall have submitted any proposal for any other matter that, as a result of any changes in Bermuda law after the date hereof, requires for its validation or effectuation an affirmative vote of the holders of the Series C Preference Shares at the time outstanding, whether voting as a separate series or together with any other series of preference shares as a single class, the Company, at its option, may redeem all of the outstanding Series C Preference Shares for cash at a redemption price of $26.00 per Series C Preference Share, plus any amounts payable pursuant to Section 5(b) hereof.

                  (e) Prior to delivering notice of redemption as provided in paragraph (f) below, the Company will file with its records of the corporation a certificate signed by an officer of RenaissanceRe affirming its compliance with the redemption provisions under the Companies Act 1981 relating to the Series C Preference Shares, and stating that the redemption will not render the Company insolvent or cause it to breach any provision of applicable Bermuda law or regulation. The Company shall mail a copy of such certificate with any notice of redemption mailed to holders of record of Series C Preference Shares pursuant to paragraph (f) below.

                  (f) Notice of the redemption of any Series C Preference Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series C Preference Shares to be redeemed at the address of each such holder as shown in the Register of Members, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (f), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date when the same would be delivered in the ordinary course of transmission, whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Preference Shares to be redeemed and, if fewer than all the Series C Preference Shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such Series C Preference Shares are to be surrendered; and (5) that dividends on the Series C Preference Shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (provided the Company has made available, as hereinafter provided, an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series C Preference Shares so called for redemption shall cease to accrue; (ii) such shares shall no longer be deemed to be outstanding; (iii) all rights of the holders thereof as holders of Series C Preference Shares of the Company shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon and the right to transfer such Series C Preference Shares prior to the Call Date); and (iv) any officer of the Company shall be entitled, on behalf of such holder and as

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its attorney-in-fact, to execute and deliver any and all documents as may be necessary to effect such redemption. The Company's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the United States, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preference Shares so called for redemption. The name and address of such bank or trust company and the deposit or intent to deposit of the redemption funds in such trust account shall also be stated in the notice of redemption. No interest shall accrue for the benefit of the holders of Series C Preference Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of six years from the Call Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

                  As promptly as practicable after the surrender, in accordance with the notice given as aforesaid, of the certificates for any Series C Preference Shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Preference Shares are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Series C Preference Shares not previously called for redemption pro rata (as nearly as may be practicable) or by lot in a manner determined by the Company in its sole discretion to be equitable. If fewer than all the Series C Preference Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

         Section 6. Shares To Be Retired. All Series C Preference Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of the Company, without designation as to class or series.

         Section 7. Ranking. Any class or series of shares of the Company shall be deemed to rank:

                  (a) prior to the Series C Preference Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preference Shares;

                  (b) on a parity with the Series C Preference Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, if such class or series shall be Parity Shares;

                  (c) junior to the Series C Preference Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, if such class or series shall be Junior Shares; and

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                  (d)      junior to the Series C Preference Shares, as to the
payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company, if such class or series shall be Fully Junior Shares.

         Section 8.        Voting Rights.

                  (a) Except as otherwise provided in this Section 8 and as otherwise required by law, holders of the Series C Preference Shares shall have no voting rights.

                  (b) Whenever, at any time or times, dividends payable on Series C Preference Shares or on Voting Preferred Shares (as defined below) shall be in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full Dividend Periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of Series C Preference Shares, together with the holders of Voting Preferred Shares, voting as a single class regardless of class or series, shall have the right to elect two directors to the Board of the Company (the "Additional Directors") at any general meeting of shareholders or at a special meeting of the holders of the Series C Preference Shares and Voting Preferred Shares called as hereinafter provided. "Voting Preferred Shares" are Parity Shares of any class or series, whether existing currently or issued subsequently to the date hereof, but excluding Series A Preference Shares until such time, if any, as the certificate of designation of the Series A Preference Shares is amended to provide that the holders of such Series A Preference Shares vote together with the Series C Preference Shares and all other Parity Shares (including, without limitation, the Series B Preference Shares), as a single class, in connection with the election of Additional Directors upon a dividend default as described above. At any time after such voting power shall have been so vested in the holders of Series C Preference Shares and Voting Preferred Shares, the President of the Company may, and upon the written request of the holders of record of at least 10% of the Series C Preference Shares then outstanding (addressed to the Secretary of the Company at the principal office of the Company) shall, call a special meeting of the holders of the Series C Preference Shares and of the Voting Preferred Shares for the election of the Additional Directors, such call to be made by notice similar to that provided in the Bye-laws of the Company for a special general meeting of the shareholders or as required by law. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Bye-laws (or if there be no designation, at the Company's principal office in Bermuda). If any such special meeting required to be called as above provided shall not be called by the Company's proper officers within 20 days after the Secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Secretary at the Company's principal office, then the holders of record of at least 10% of the Series C Preference Shares then outstanding may designate in writing one of their number to call such meeting at the Company's expense, and such meeting may be called by such person so designated upon the notice required for annual general meetings of shareholders and will be held in Bermuda, unless the Company otherwise designates. Any holder of Series C Preference Shares so designated will have access to the Register of Members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such extraordinary meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders. Alternatively, the Additional Directors may be elected by a resolution in writing, which may be in counterparts, signed by all of the holders of the Series C

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Preference Shares and the Voting Preferred Shares. If at the time the voting power referred to in this Section 8(b) is vested in the holders of the Series C Preference Shares and the Voting Preferred Shares there are not two vacancies on the Board of the Company, the Company will use its best efforts to obtain the appointment or election of the Additional Directors to the Board, including, if necessary, by using its best efforts to increase the number of directors constituting the Board and amend its Bye-laws. At any annual or extraordinary meeting at which the holders of the Series C Preference Shares and the Voting Preferred Shares have the special right, voting separately as a class, to elect Additional Directors as described above, the presence, in person or by proxy, of the holders of fifty percent of the outstanding Series C Preference Shares and Voting Preferred Shares (as a single class) will be required to constitute a quorum for the election of any Additional Director by the holders of the Series C Preference Shares and the Voting Preferred Shares, voting separately as a class. At any such meeting or adjournment thereof the absence of a quorum of the Series C Preference Shares and the Voting Preferred Shares (as a single class) will not prevent the election of directors other than Additional Directors to be elected by the Series C Preference Shares and the Voting Preferred Shares, voting separately as a class, and the absence of a quorum for the election of such other directors will not prevent the election of Additional Directors to be elected by the Series C Preference Shares and the Voting Preferred Shares, voting separately as a class. The Additional Directors shall hold office until the next annual general meeting of the shareholders or until their successors, if any, are elected by the holders of the Series C Preference Shares and the Voting Preferred Shares and qualify or until the office of Additional Director terminates as hereinafter provided. Any Additional Director may be removed, with or without cause, by a majority vote at any special meeting of the holders of the Series C Preference Shares and the Voting Preferred Shares, voting as a single class, provided that the notice of any such meeting convened for the purpose of removing an Additional Director shall contain a statement of the intention so to do and be served on such Additional Director not less than 14 days before the meeting and at such meeting such Additional Director shall be entitled to be heard on the motion for such Additional Director's removal. In the event of any vacancy in the office of Additional Director, a successor shall be elected by the holders of the Series C Preference Shares and the Voting Preferred Shares, voting as a single class, at any general meeting of shareholders or at a special meeting of the holders of the Series C Preference Shares and the Voting Preferred Shares called in accordance with the procedures described above for the election of Additional Directors, or by a written resolution as provided above, such successor to hold office until the next annual general meeting of the shareholders or until the office of Additional Director terminates as hereinafter provided. If an interim vacancy shall occur in the office of Additional Director prior to a general meeting of the shareholders or a special meeting or written resolution of the holders of the Series C Preference Shares and the Voting Preferred Shares, a successor shall be elected by the Board upon nomination by the then remaining Additional Director or the successor of such remaining Additional Director, to serve until a successor is elected in accordance with the preceding sentence or until the office of Additional Director terminates as hereinafter provided; provided, however, that if no remaining Additional Director or successor of such Additional Director is then in office, Additional Directors shall be elected in accordance with the procedures described in the immediately preceding sentence. Whenever all arrearages in dividends on the Series C Preference Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid or declared and set apart for payment, then the rights of holders of the Series C Preference Shares

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and the Voting Preferred Shares to elect Additional Directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full Dividend Periods), and the terms of office of the Additional Directors so elected by the holders of Series C Preference Shares and the Voting Preferred Shares to the Company's Board shall forthwith terminate and, if the size of the Board was increased for the purposes of the Additional Directors, the number of directors constituting the Board shall be reduced accordingly.

                  (c) The rights attached to the Series C Preference Shares may only be varied in accordance with the provisions of Bye-law 52(a) contained in the Company's Bye-laws. The rights, preferences or voting powers attached to the Series C Preference Shares will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with the Series C Preference Shares with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up; and provided, further, that no such vote of the holders of Series C Preference Shares shall be required if, prior to the time when any of the foregoing actions is to take effect, all outstanding Series C Preference Shares shall have been redeemed.

                  (d) The holders of the Series C Preference Shares shall not be entitled to vote on any sale of all or substantially all of the assets of the Company.

                  (e) For purposes of any vote by the holders of the Series C Preference Shares pursuant to the foregoing provisions of this Section 8, each Series C Preference Share shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein, the Series C Preference Shares shall not have any other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Company.

         Section 9. Limitation on Transfer and Ownership. The holders of Series C Preference Shares shall be subject to the provisions of Bye-law 46A, Bye-law 61 and Bye-law 62 contained in the Company's Bye-laws.

         Section 10. Sinking Fund; Preemptive Rights. The Series C Preference Shares shall not be entitled to the benefits of any retirement or sinking fund. No holder of Series C Preference Shares, solely by reason of such holding, has or will have any preemptive right to subscribe to any additional issue of the Company's shares of any class or series or to any security convertible into such shares.

         Section 11. Conversion. The Series C Preference Shares shall not be convertible into or exchangeable for any other securities of the Company.

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